SmileDirectClub Reports Fourth Quarter and Full Year 2022 Financial Results

Disciplined Cost Management Continues Driving Improved Cash Flow

NASHVILLE, Tenn., February 28, 2023 -- SmileDirectClub, Inc. (Nasdaq: SDC), the next generation oral care company with the first medtech platform for teeth straightening, today announced its financial results for the fourth quarter and year ended December 31, 2022.

For the full year 2022, our disciplined cost management allowed us to deliver a $58 million improvement in Net loss and comparable Adjusted EBITDA even though we saw a decline in full year revenue, and and despite a $17 million increase in Net cash used in operating activities, we were able to deliver a $38 million improvement in Free Cash flow over 2021. The leverage that we have built in our operating model reflects a much more efficient organization that is better positioned to achieve profitability and execute at a high level on our mission to democratize access to a smile each and every person loves by making it affordable and convenient for everyone.

Fourth Quarter 2022 Financial Highlights

•Total revenue of $87 million, a 19.0% decrease from the third quarter of 2022 and a decrease of 31.5% over the prior year period.
•Net loss of $(69) million, consistent with the third quarter of 2022 and an improvement of $26 million over the prior year period.
•Adjusted EBITDA of $(47) million, a $18 million decrease over the third quarter of 2022, and an improvement of $14 million over the prior year period.
•Diluted EPS of $(0.18), consistent with the third quarter of 2022, and an improvement of $0.07 over the prior year period.
•Net cash used in operating activities was $(51) million, an increase of $27 million over the third quarter of 2022 and an increase of $8 million over the prior year period.
•Free Cash Flow defined as net cash used in operating activities less net cash used in investing activities of $(63) million, a decrease of $28 million from the third quarter of 2022 and an improvement of $16 million over the prior year period.

2022 Financial Highlights

•Total revenue of $471 million, a 26.2% decrease from the prior year.
•Net loss of $(278) million, an improvement of $58 million over the prior year.
•Adjusted EBITDA of $(135) million, a $1 million decrease from the prior year.
•Diluted EPS of $(0.71), an improvement of $0.16 over the prior year.
•Net cash used in operating activities was $(158) million, an increase of $17 million over the prior year.
•Free Cash Flow of $(210) million, an improvement of $38 million over the prior year.

Key Operating Metrics and Strategic Highlights

•Fourth quarter unique aligner shipments of 41,462, a 20.8% sequential decrease over 52,367 shipments in the third quarter of 2022.
•Fourth quarter average aligner gross sales price (“ASP”) of $1,960, a 3% improvement compared to $1,902 for the third quarter of 2022.

“Our team delivered financial results that were on track with our updated outlook provided on our third quarter call and our preliminary outlook provided in our realignment press release issued in late January,” said David Katzman, Chief Executive Officer and Chairman of SmileDirectClub. “Our core business continued to perform within our guidance range, while our team continued to make progress on our key growth initiatives with the successful Australian launch of our innovative SmileMaker mobile scanning app for 3D treatment planning, with plans to release in the U.S by the end of the second quarter this year. We also recently launched our second growth initiative through our hybrid in-person and remote premium aligner product, SmileDirectClub CarePlus available now in four key U.S. pilot markets. Additionally, we took actions in January to realign our cost structure based on our 2023 sales outlook driven by economic challenges impacting our core customer base, while also tracking on our path to profitability and positive cash flow run rates by the end of the year. We’re excited to fully bring our oral care innovations to the market this year and continue to execute on our mission to democratize access to a smile each and every person loves.”

Business Outlook

SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone. The aspirational vision of the Company’s organization is to become the “world’s leading oral health brand by helping more people realize the life changing potential of a confident smile.” SmileDirectClub’s vision and mission are much greater than manufacturing and marketing clear aligners. Every decision and investment the Company has made is to support and expand this mission and enable its long-term growth potential. For SmileDirectClub to realize the Company’s vision through its mission, the Company must expand its reach within and beyond the Company’s existing core customer base. Expanding reach comes through continuously bringing transformative innovation to the market across an entire portfolio of both consumer facing and non-consumer facing innovations, including the Company’s SmileMaker mobile scanning app for 3D treatment planning, hybrid aligner offering CarePlus, the SmileDirectClub Partner Network, aligner product innovations, and oral care solutions, including our industry leading whitening and flosser products. SmileDirectClub possesses the unique assets and innovation to disrupt the incumbents, the agility to adjust to the needs of our customers, and a sustainable brand that is top of mind with consumers.

The Company has been issued 47 patents and counting for its innovations in orthodontic treatment planning, aligner manufacturing, smile scanning technologies, its proprietary telehealth platform and a variety of other areas. There are many more patents pending in the pipeline in both the U.S. and abroad on various technologies relating to data capture, 3D image capture, intraoral scanning, monitoring, manufacturing, and consumer products. In addition, the Company has enabled treatment for over 1.9 million customers, built the only end-to-end vertically integrated platform for the consumer at scale, created a Dental Partner Network with over 1,000 global practices that are live or pending training, delivered oral care products available at over 16,300 retail stores worldwide, and remains the strongest teledentistry brand with continued high brand awareness. Demand for medical professionals to join SmileDirectClub’s Partner Network has been strong with over 125 new partners added in the fourth quarter and a robust pipeline of additional practice interest even before the launch of the CarePlus offering.

When consumers are considering straightening their teeth, they typically do one or all of the following: search online to understand their options; ask a dentist; ask a friend or family member which option they should choose. Based on the Company’s research, consumers have noted its product and customer experience is nearly identical to Invisalign, less expensive, and more convenient. Compared to other teledentistry platforms, research showed that significantly fewer customers would recommend those brands to their friends and family compared with SmileDirectClub customer recommendations. A first quarter 2022 consumer brand survey separately noted that SmileDirectClub’s unaided and aided brand awareness continues to increase from and surpass its teledentistry competitors and close in on the brand awareness recognition of category originator Invisalign. Additionally, the Company’s pioneering telehealth platform was recently recognized by MedTech Breakthrough, winning the “Best Telehealth Platform” award in 2022.

In addition to these investments to create the next generation of oral care and influence consumer decision making, the Company will continue to make strategic investments in penetrating new demographics to drive controlled growth, while also executing against its profitability goals. Lastly, favorable industry dynamics continue to increase with broader acceptance of telehealth and specifically teledentistry minimal penetration against the total addressable market, a number of recent regulatory wins that helped remove barriers to access to care, and clear aligners gaining share in the overall industry.

Full Year 2023 Guidance

Challenges to consumer spending and sustained high inflation continue to impact our overall expected demand in 2023. For the year ending December 31, 2023, the Company expects total revenue for the core business to be in the range of $400 million to $450 million, which does not include any anticipated revenue upside from the United States rollout of the SmileMaker Platform or launch of its CarePlus program.

The full year 2023 costs and capital outlook for the core business include (see Company’s supplemental earnings presentation for more insights regarding these assumptions):

•Gross margin range (as a percentage of total revenues) of 72.0% to 75.0%
•Adjusted EBITDA range of ($35 million) to ($5 million), with positive Adjusted EBITDA by Q3 2023
•CapEx range of $35 million to $45 million
•One-time costs range of $12 million to $15 million

Revenue and Adjusted EBITDA guidance represents core business only and excludes any contributions from the 2023 SmileMaker Platform rollout or launch of the CarePlus program. As these initiatives are introduced to the market at scale, the Company will provide more details and additional full-year expectations in the future.

In addition to the guidance for our core business, the Company has provided some insights regarding the potential contributions from 2023 growth initiatives, including SmileMaker Platform and CarePlus. Collectively, the growth initiatives have the potential of delivering $125 million in incremental revenue and $80 million in Adjusted EBITDA to the Company’s core business guidance. These estimates are based on the early results from the SmileMaker Platform pilot launch in Australia at the end of November 2022 with plans for a U.S. rollout by the end of the second quarter 2023, and a continued rollout of CarePlus to all Partner Network locations over the balance of 2023. The Company will provide updates throughout the year as these initiatives are introduced to the market at scale.

Conference Call Information

SmileDirectClub Fourth Quarter and Year End 2022 Conference Call Details

Date:	March 1, 2023
Time:	8:00 a.m. Eastern Time (7:00 a.m. Central Time)
Dial-In:	1-877-407-9208 (domestic) or 1-201-493-6784 (international)
Webcast:	Visit “Events and Presentations” section of the company’s IR page at http://investors.smiledirectclub.com

A replay of the call may be accessed the same day from 11 a.m. Eastern Time on Wednesday, March 1, 2023 until 11:59 p.m. Eastern Time on Wednesday, March 8, 2023 by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay PIN: 13735275. A copy of the fourth quarter and year end 2022 results supplemental earnings presentation and an archived version of the call, when completed, will also be available on the Investor Relations section of SmileDirectClub’s website at investors.smiledirectclub.com.

Forward-Looking Statements

This earnings release contains forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Forward-looking statements generally relate to future events and include, without limitation, projections, forecasts and estimates about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans, and objectives. Some of these statements may include words such as “expects,” “anticipates,” “believes,” “estimates,” “targets,” “plans,” “potential,” “intends,” “projects,” and “indicates.”

Although they reflect our current, good faith expectations, these forward-looking statements are not a guarantee of future performance, and involve a number of risks, uncertainties, estimates, and assumptions, which are difficult to predict. Some of the factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not necessarily limited to: the current noncompliance with the minimum bid requirement pursuant to the Nasdaq Listing Rules; the duration and magnitude of the COVID-19 pandemic and related containment measures; our management of growth; the execution of our business strategies, implementation of new initiatives, and improved efficiency; our sales and marketing efforts; our manufacturing capacity, performance, and cost; our ability to obtain future regulatory approvals; our financial estimates and needs for additional financing; consumer acceptance of and competition for our clear aligners; our relationships with retail partners and insurance carriers; our R&D, commercialization, and other activities and expenditures; the methodologies, models, assumptions, and estimates we use to prepare our financial statements, make business decisions, and manage risks; laws and regulations governing remote healthcare and the practice of dentistry; our relationships with vendors; the security of our operating systems and infrastructure; our risk management framework; our cash and capital needs; our intellectual property position; our exposure to claims and legal proceedings; and other factors described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2022.

About SmileDirectClub

SmileDirectClub, Inc. (Nasdaq: SDC) (“SmileDirectClub”) is an oral care company and creator of the first medtech platform for teeth straightening. Through its cutting-edge telehealth technology and vertically integrated model, SmileDirectClub is revolutionizing the oral care industry. SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone. SmileDirectClub is headquartered in Nashville, Tennessee, USA. For more information, please visit SmileDirectClub.com.

Investor Relations:
Michael Bryk
Vice President, Finance

Jonathan Fleetwood
Director, Investor Relations
investorrelations@smiledirectclub.com

Media Relations:
Kim Atkinson
Senior Vice President, Global Communications
press@smiledirectclub.com

SmileDirectClub, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Cash	$93,120	$224,860
Accounts receivable, net	143,082	184,558
Inventories	44,387	40,803
Prepaid and other current assets	16,830	17,519
Total current assets	297,419	467,740
Restricted cash	25,278	—
Accounts receivable, net, non-current	45,168	59,210
Property, plant and equipment, net	190,087	227,201
Operating lease right-of-use assets	21,141	24,927
Other assets	17,970	15,480
Total assets	$597,063	$794,558
LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$30,513	$19,922
Accrued liabilities	65,937	122,066
Deferred revenue	13,646	20,258
Current portion of long-term debt	—	10,997
Other current liabilities	6,704	4,997
Total current liabilities	116,800	178,240
Long-term debt, net of current portion	849,379	729,973
Operating lease liabilities, net of current portion	16,082	20,352
Other long-term liabilities	—	347
Total liabilities	982,261	928,912
Commitment and contingencies
Equity (Deficit)
Class A common stock, par value $0.0001 and 124,785,562 shares issued and outstanding at December 31, 2022 and 119,280,781 shares issued and outstanding at December 31, 2021	12	12
Class B common stock, par value $0.0001 and 268,823,501 shares issued and outstanding at December 31, 2022 and 269,243,501 shares issued and outstanding at December 31, 2021	27	27
Additional paid-in-capital	475,034	448,867
Accumulated other comprehensive income	430	293
Accumulated deficit	(381,725)	(295,321)
Noncontrolling interest	(496,596)	(305,852)
Warrants	17,620	17,620
Total equity (deficit)	(385,198)	(134,354)
Total liabilities and equity (deficit)	$597,063	$794,558

SmileDirectClub, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue, net	$79,127	$116,507	$436,965	$594,692
Financing revenue	7,404	9,779	33,778	42,919
Total revenues	86,531	126,286	470,743	637,611
Cost of revenues	33,754	44,364	142,890	177,597
Gross profit	52,777	81,922	327,853	460,014
Marketing and selling expenses	64,117	99,209	290,231	388,450
General and administrative expenses	60,158	73,791	278,778	325,569
Lease abandonment and impairment of long-lived assets	(140)	103	1,289	1,481
Restructuring and other related costs	1,799	2,039	19,668	3,798
Loss from operations	(73,157)	(93,220)	(262,113)	(259,284)
Interest expense	6,591	1,877	17,961	23,154
Loss on extinguishment of debt	—	—	—	47,631
Other expense (income)	(10,143)	576	(1,579)	4,313
Net loss before provision for income tax expense (benefit)	(69,605)	(95,673)	(278,495)	(334,382)
Provision for income tax expense (benefit)	(174)	(308)	(642)	1,268
Net loss	(69,431)	(95,365)	(277,853)	(335,650)
Net loss attributable to noncontrolling interest	(47,587)	(66,104)	(191,449)	(233,208)
Net loss attributable to SmileDirectClub, Inc.	$(21,844)	$(29,261)	$(86,404)	$(102,442)

Earnings (loss) per share of Class A common stock:
Basic	$(0.18)	$(0.25)	$(0.71)	$(0.87)
Diluted	$(0.18)	$(0.25)	$(0.71)	$(0.87)

Weighted average shares outstanding:
Basic	123,028,115	119,188,971	121,312,580	118,360,801
Diluted	391,851,616	388,432,472	390,210,985	387,775,890

SmileDirectClub, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Years Ended December 31,
	2022	2021
Operating Activities
Net loss	$(277,853)	$(335,650)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	74,395	70,113
Deferred loan cost amortization	5,897	5,148
Equity-based compensation	26,608	44,628
Loss on extinguishment of debt	—	47,631
Paid in kind interest expense	1,292	3,324
Asset impairment and related charges	2,902	1,481
Other non-cash operating activities	3,786	372
Changes in operating assets and liabilities:
Accounts receivable	55,518	49,560
Inventories	(4,227)	(11,775)
Prepaid and other current assets	689	(8,733)
Accounts payable	14,242	(11,296)
Accrued liabilities	(54,811)	10,039
Deferred revenue	(6,612)	(6,361)
Net cash used in operating activities	(158,174)	(141,519)
Investing Activities
Purchases of property, equipment, and intangible assets	(51,996)	(106,567)
Net cash used in investing activities	(51,996)	(106,567)
Financing Activities
Repurchase of Class A shares to cover employee tax withholdings	(2,599)	(10,028)
Proceeds from sale of Class A common stock under public offerings	1,916	—
Proceeds from stock purchase plan	622	1,031
Repayment of 2020 HPS Credit Facility	—	(396,497)
Payment of extinguishment costs	—	(37,701)
Borrowings of long-term debt	114,920	747,500
Payments of issuance costs	(5,426)	(21,179)
Purchase of capped call transactions	—	(69,518)
Final payment of Align arbitration	—	(43,400)
Principal payments on long-term debt	—	(4,609)
Payments of finance leases	(6,447)	(11,055)
Other	462	1,173
Net cash provided by financing activities	103,448	155,717
Effect of exchange rates change on cash flow activities	260	505
Decrease in cash and restricted cash	(106,462)	(91,864)
Cash and restricted cash at beginning of period	224,860	316,724
Cash and restricted cash at end of period	$118,398	$224,860

Use of Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures, including adjusted EBITDA (“Adjusted EBITDA”) and Free Cash Flow. We provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures below and in our Current Report on Form 8-K announcing our quarterly earnings results, which can be found on the SEC’s website at www.sec.gov and our website at investors.smiledirectclub.com. We do not provide a reconciliation of forward-looking Adjusted EBITDA to the most directly comparable GAAP financial measure (net loss), as the reconciliation to the corresponding GAAP measure is not available due to the variability, complexity and limited visibility of the non-cash items that are excluded from forward-looking Adjusted EBITDA.

We utilize certain non-GAAP financial measures, including Free Cash Flow and Adjusted EBITDA, to evaluate our actual operating performance and for the planning and forecasting of future periods.

We define Free Cash Flow as net cash used in operating activities less net cash used in investing activities.

We define Adjusted EBITDA as net loss, plus depreciation and amortization, interest expense, income tax expense (benefit), equity-based compensation, loss on extinguishment of debt, impairment of long-lived assets, abandonment and other related charges and certain other non-operating expenses, such as one-time store closure costs associated with our real estate repositioning strategy, severance, retention and other labor costs, certain one-time legal settlement costs, and unrealized foreign currency adjustments. We use Adjusted EBITDA when evaluating our performance when we believe that certain items are not indicative of operating performance. Adjusted EBITDA provides useful supplemental information to management regarding our operating performance, and we believe it will provide the same to members/stockholders.

We believe that Adjusted EBITDA will provide useful information to members/stockholders about our performance, financial condition, and results of operations for the following reasons: (i) Adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) Adjusted EBITDA is frequently used by securities analysts, investors, lenders, and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Adjusted EBITDA does not have a definition under GAAP, and our definition of Adjusted EBITDA may not be the same as, or comparable to, similarly titled measures used by other companies. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A reconciliation of both Free Cash Flow and Adjusted EBITDA to Net Cash used in operating activities and net loss, respectively, the most directly comparable GAAP financial measures, is set forth below.

SmileDirectClub, Inc.
Reconciliation of Free Cash Flow
(in thousands)

	Three Months Ended				Year Ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	December 31, 2022
Net Cash used in operating activities	$(64,764)	$(17,840)	$(24,100)	$(51,470)	$(158,174)
Net Cash used in investing activities	(11,618)	(17,754)	(10,796)	(11,828)	(51,996)
Free Cash Flow	$(76,382)	$(35,594)	$(34,896)	$(63,298)	$(210,170)

	Three Months Ended				Year Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Net Cash used in operating activities	$(28,338)	$(31,013)	$(38,716)	$(43,452)	$(141,519)
Net Cash used in investing activities	(22,981)	(22,322)	(24,981)	(36,283)	(106,567)
Free Cash Flow	$(51,319)	$(53,335)	$(63,697)	$(79,735)	$(248,086)

SmileDirectClub, Inc.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net loss	$(69,431)	$(95,365)	$(277,853)	$(335,650)
Depreciation and amortization	16,786	18,458	74,395	70,113
Total interest expense	6,591	1,877	17,961	23,154
Income tax expense (benefit)	(174)	(308)	(642)	1,268
Lease abandonment and impairment of long-lived assets	(140)	103	1,289	1,481
Restructuring and other related costs	1,799	2,039	19,668	3,798
Loss on extinguishment of debt	—	—	—	47,631
Equity-based compensation	5,049	6,969	26,608	44,628
Other non-operating general and administrative losses (gains)	(7,817)	4,596	3,961	10,373
Adjusted EBITDA	$(47,337)	$(61,631)	$(134,613)	$(133,204)